Exhibit 99.1

NEWS MEDIA CONTACT:
Sears Holdings Public Relations
(847) 286-8371

                         FOR IMMEDIATE RELEASE:
May 22, 2014

SEARS HOLDINGS REPORTS FIRST QUARTER 2014 RESULTS

HOFFMAN ESTATES, Ill. - Sears Holdings Corporation (NASDAQ: SHLD) today announced financial results for its first quarter ended May 3, 2014. Net loss attributable to Holdings' shareholders was $402 million ($3.79 loss per diluted share) for the first quarter of 2014, compared to $279 million ($2.63 loss per diluted share) for the prior year first quarter. Adjusted EBITDA was $(221) million for the first quarter of 2014, compared to $(26) million in the prior year first quarter.
"Sears is undergoing a significant transformation, and we fundamentally are changing the way we do business," said Edward S. Lampert, Sears Holdings' Chairman and Chief Executive Officer. "Our performance in the first quarter highlights the challenges we are facing as well as the progress we are making in this transformation. We are moving away from a company that was heavily based on selling products solely through a store-based network to a member-centric business model focused on providing benefits to our members anytime and anyplace. We are seeing progress in our transformation to a member-centric, integrated retailer, as we continue to invest heavily in driving our Shop Your Way program. Member sales for the first quarter represented their highest level ever, representing 74% of eligible sales. Points redemptions also increased substantially, demonstrating that our members are becoming more engaged with the program and taking advantage of the points that they are earning. While this progress continued, the biggest negative contributor to sales has been from our consumer electronics business at both Sears and Kmart. Without the poor performance of the consumer electronics business, our Sears Domestic comparable store sales would have been positive 0.8%, as compared to positive 0.2%. Finally, as we invest in our new program and platforms, we are continuing to bear the costs of two promotional models, which adversely impacts our margins."

First Quarter Updates:

•
Sears Domestic experienced comparable store sales growth of 0.2% as compared to a 2.4% decline last year, despite the continuing impact of consumer electronics industry trends. Excluding the impact of consumer electronics, comparable store sales growth would have been 0.8%;

•
Kmart comparable stores sales were down 2.2% as compared to a 4.6% decline last year, also despite the continuing impact of consumer electronics industry trends, as well as the impact of our grocery & household goods business. Excluding the impact of both, comparable store sales would have declined 0.4%;

•	Sales to Shop Your Way members in Sears Full-line and Kmart stores increased to 74% of eligible sales, up from 68% during the first quarter last year;

•	Online and multi-channel sales grew 26% over the prior year first quarter;

•	Completed the spin-off of Lands' End, from which we received gross proceeds of $500 million;

•	We also are continuing to evaluate options to separate our Sears Auto Center business;

•	Announced the closure of approximately 80 stores in 2014 and may close additional stores during the remainder of the year;

•
Continued with our inventory productivity efforts, with consolidated net inventory down approximately $620 million and domestic net inventory down approximately $510 million year-over-year, when excluding the impact of Lands' End inventory;

•	Reduced net consolidated debt year-over-year by $692 million, when including our unfunded pension obligation; net domestic debt on the same basis declined by $390 million;

•	Reduced net domestic short-term debt by $742 million, or 54%, to $634 million;

•	Increased cash on hand on a consolidated basis to $842 million and domestically cash increased by $218 million to $596 million from the prior year first quarter; and

•
Total amount available to borrow under our revolving credit facilities was $1.2 billion on a consolidated basis and domestic availability was $752 million, with net consolidated inventory of $4.1 billion and net domestic inventory of $3.7 billion, providing availability and financial resources of $6.1 billion on a consolidated basis and $5.0 billion on a domestic basis.

On May 14, 2014, we announced that we are exploring strategic alternatives for our 51% interest in Sears Canada (currently valued at approximately $730 million as of May 20, 2014), including a potential sale of our interest or Sears Canada as a whole. We subsequently engaged BofA Merrill Lynch to assist us in connection with those efforts.

Financial Summary
First Quarter Revenues and Comparable Store Sales

Summary of First Quarter Year-Over-Year Revenue Change
millions	$	%
Closed Stores	$(185)	32.3%
Lands' End	(91)	15.9%
Comp Sales	(58)	10.1%
Other	(94)	16.4%
Sears Canada	(145)	25.3%
Total	$(573)	100.0%
As set forth in the above table, revenues decreased $573 million to $7.9 billion for the quarter ended May 3, 2014, as compared to revenues of $8.5 billion for the quarter ended May 4, 2013. The revenue decrease included the effect of having fewer Kmart and Sears Full-line stores in operation, which accounted for approximately $185 million of the decline. In addition, the revenue decrease included a $145 million decline at Sears Canada and the separation of the Lands' End business, which was completed on April 4, 2014 and accounted for approximately $90 million of the decline. Revenues for the quarter also declined as a result of lower domestic comparable store sales, which accounted for approximately $60 million of the decline. Finally, we also experienced a revenue decline in our Home Services business during the quarter, as well as a decline in delivery revenues which combined, accounted for the majority of the other revenue decline.
Sears Canada's revenue decline of $145 million was driven by a 7.6% decline in comparable store sales, which accounted for approximately $45 million of the decline, as well as the effect of having fewer stores in operation, which accounted for approximately $25 million of the decline. Revenues also included a decrease of $59 million due to foreign currency exchange rates.
For the quarter, domestic comparable store sales declined 1.0%, comprised of a decrease of 2.2% at Kmart and an increase of 0.2% at Sears Domestic. The decline at Kmart primarily was driven by declines in the consumer electronics and grocery & household categories. Excluding these two categories, comparable store sales would have declined 0.4%. The increase at Sears Domestic primarily reflects an increase in the home appliances and home categories, which was partially offset by decreases in the lawn & garden, consumer electronics and sporting goods categories, as well as a decline in Sears Auto Centers. Excluding the impact of consumer electronics on both formats and grocery & household on the Kmart format, domestic comparable store sales would have increased 0.3%.

Operating Performance

Summary of First Quarter Year-Over-Year Margin Change
millions	$	%
Closed Stores	$(37)	11.3%
Lands' End	(45)	13.7%
Comp Sales	(17)	5.2%
Rate	(118)	36.0%
SYW Points	(38)	11.6%
Sears Canada	(73)	22.2%
Total	$(328)	100.0%
Gross margin decreased $328 million to $1.8 billion in the first quarter of 2014 due to the above noted decline in sales, as well as a decline in gross margin rate. Gross margin was impacted by increased utility costs and included $87 million from the Lands' End business prior to the separation as compared to $132 million in the prior year first quarter.
The gross margin rate during the quarter for both Kmart and Sears Domestic continued to be impacted by transactions that offer both traditional promotional marketing discounts and Shop Your Way points. As compared to the prior year, Kmart's gross margin rate for the first quarter declined 220 basis points, with decreases experienced in a majority of categories, particularly apparel, home, pharmacy and grocery & household. Sears Domestic's gross margin rate declined 200 basis points for the quarter with decreases experienced in the home appliances (partially due to free delivery) and footwear categories. Sears Canada's gross margin rate declined 460 basis points for the first quarter primarily due to reduced margin in the seasonal, toys, jewelry, home and footwear categories.
Consolidated selling and administrative expenses decreased $129 million in the first quarter of 2014 compared to the prior year quarter and included significant items such as expenses related to our domestic pension plan, store closings and severance of $43 million and $46 million for 2014 and 2013, respectively. In addition, the first quarter of 2014 included expenses of $77 million from the Lands' End business prior to the separation as compared to $114 million in the prior year first quarter. Excluding these items, selling and administrative expenses declined $89 million primarily due to a decrease in payroll expense.
The Company reported an operating loss of $375 million and $247 million for the first quarter of 2014 and 2013, respectively. Operating loss for the first quarter of 2014 and 2013 included significant items which aggregated to operating expense of $35 million and $51 million, respectively. See the attached schedule, "Adjusted Earnings per Share," for a reconciliation from GAAP to as adjusted amounts, including adjusted earnings per diluted share.
The effective tax rate for the first quarter of 2014 was a benefit of 0.7% compared to a benefit of 3.0% in the prior year quarter. The application of the requirements for accounting for income taxes in interim periods, after consideration of our valuation allowance, causes a significant variation in the typical relationship between income tax expense and pretax income. The tax rate in 2014 continues to reflect the effect of not recognizing the benefit of current period losses in certain domestic jurisdictions in which it is not more likely than not that such benefits would be realized. In addition, the first quarter of 2014 benefited from the current period losses attributable to Sears Canada which were partially offset by state and other foreign taxes.
Strong Financial Position and Retail Strategy Update
Rob Schriesheim, Sears Holdings' Chief Financial Officer, said, "Sears has a solid financial position with the flexibility to implement our transformation strategy. During the first quarter, we generated approximately $580 million in additional liquidity, including a $500 million dividend received from Lands' End in connection with the separation of Lands' End through a pro rata distribution to our shareholders. In addition, we have engaged BofA Merrill Lynch to assist us in exploring strategic alternatives for our 51% interest in Sears Canada Inc., including a potential sale of our interest or Sears Canada as a whole. Our interest in Sears Canada has a current market value of approximately $730 million as of May 20, 2014. We also continue to reduce unprofitable stores as leases expire and in some cases will accelerate closings when appropriate. We have announced the closure of approximately 80 underperforming stores in fiscal 2014 and may close additional stores during the remainder of the year. We believe that this reduces the risk to our company and to the vendors who sell to us. As previously indicated, when including the $500 million received in connection with the Lands’ End spin-off, we expect to raise in excess of $1.0 billion in proceeds to Sears Holdings in fiscal 2014, creating value and helping to fund our transformation."
Mr. Schriesheim added, "As we have previously disclosed, we are continuing to evaluate strategic alternatives for our Sears Auto Center business. We have had discussions with third parties regarding a variety of opportunities, including partnership. We are focused on either receiving adequate value from a third party or otherwise positioning the business to allow Sears Holdings' shareholders to benefit from what we believe will be an improvement in the performance of this business."
We had cash balances of $842 million at May 3, 2014 ($596 million domestic and $246 million at Sears Canada) as compared to $1.0 billion ($577 million domestic and $461 million at Sears Canada) at February 1, 2014. The cash proceeds from the $500 million dividend received from Lands' End during the first quarter of 2014 were used to reduce short-term borrowings.
Merchandise inventories at May 3, 2014 were $6.7 billion, as compared to $7.9 billion at May 4, 2013. Domestic inventory decreased by approximately $1.0 billion to $6.1 billion at May 3, 2014. Excluding inventory from the Lands' End business of approximately $346 million, domestic inventory decreased $660 million driven by both store closures and improved productivity. Sears Domestic inventory decreased in virtually all categories, with the most notable decreases in the consumer electronics, tools and home appliances categories. Kmart inventory also decreased in almost all categories with the most notable decreases in the consumer electronics, apparel and drugstore categories.
We had short-term borrowings of $1.2 billion ($1.1 billion domestic credit facility and $159 million commercial paper) at the end of the first quarter of 2014 compared to $1.3 billion ($1.3 billion domestic credit facility and $9 million commercial paper) at February 1, 2014.
At the end of the quarter, the amount available to borrow under our domestic committed $3.275 billion credit facility was $752 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility. The total consolidated amount available to borrow was $1.2 billion ($752 million domestic plus, prior to taking into consideration possible reserves, $433 million at Sears Canada) at May 3, 2014. The Company can issue up to $500 million of commercial paper. We had $159 million, $377 million and $9 million of commercial paper outstanding as of May 3, 2014, May 4, 2013 and February 1, 2014, respectively. In addition, we are permitted to incur up to $760 million in second lien debt, subject to borrowing base requirements.
Total long-term debt (long-term debt and capital lease obligations) was $2.9 billion at both May 3, 2014 and February 1, 2014.

Adjusted EBITDA

	13 Weeks Ended
millions	May 3, 2014	May 4, 2013
Net loss attributable to SHC per statement of operations	$(402)	$(279)
Loss attributable to noncontrolling interests	(40)	(13)
Income tax benefit	(3)	(9)
Interest expense	71	61
Interest and investment income	(4)	(7)
Other loss	3	—
Operating loss	(375)	(247)
Depreciation and amortization	155	191
Gain on sales of assets	(46)	(14)
Before excluded items	(266)	(70)

Closed store reserve and severance	28	13
Domestic pension expense	22	41
Impairment charges	5	8
Adjusted EBITDA	(211)	(8)

Lands' End separation	(10)	(18)
Adjusted EBITDA as defined(1)	$(221)	$(26)
% to revenues(2)	(2.9)%	(0.3)%

(1) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(2) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.
Adjusted EBITDA for our segments was as follows:

	13 Weeks Ended
	Adjusted EBITDA		% To Revenues
millions	May 3, 2014	May 4, 2013	May 3, 2014	May 4, 2013
Kmart	$(87)	$—	(3.0)%	—%
Sears Domestic	(91)	(15)	(2.2)%	(0.4)%
Sears Canada	(43)	(11)	(6.2)%	(1.3)%
Total Adjusted EBITDA	$(221)	$(26)	(2.9)%	(0.3)%

In addition to our net loss determined in accordance with Generally Accepted Accounting Principles ("GAAP"), for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") measurement as well as Adjusted Earnings Per Share ("Adjusted EPS"). Adjusted EBITDA is computed as net loss attributable to Sears Holdings Corporation appearing on the statements of operations excluding loss attributable to noncontrolling interests, income tax benefit, interest expense, interest and investment income, other loss, depreciation and amortization and gain on sales of assets. In addition, it is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our businesses, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of ongoing operating performance, and useful to the investors, because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs;

•	Management considers gains/(losses) on the sale of assets to result from investing decisions rather than ongoing operations; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects the comparability of results, including the results of the Lands' End business that were included in our results of operations prior to the separation. Adjustments to EBITDA include impairment charges related to fixed assets and intangible assets, closed store and severance charges, domestic pension expense and the Lands' End separation. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations and reflect past investment decisions.

We also believe that our use of Adjusted EPS provides an appropriate measure for investors to use in assessing our performance across periods, given that this measure provides an adjustment for certain significant items which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that you, solely use Adjusted EPS to assess our financial and earnings performance. We also use, and recommend that you use, diluted earnings per share in addition to Adjusted EPS in assessing our earnings performance.
In addition to the significant items included in the Adjusted EBITDA calculation, Adjusted EPS includes other significant items which, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, and affects comparability of results.
Share and Debt Repurchase
During the 13-week periods ended May 3, 2014 and May 4, 2013, we did not repurchase any shares of our common stock under our common share repurchase program or any debt under our debt repurchase program. At May 3, 2014, we had approximately $504 million of remaining authorization under our common share repurchase program. The share repurchase program has no stated expiration date and share repurchases may be implemented using a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share repurchase transactions, the purchase of call options, the sale of put options or otherwise, or by any combination of such methods. The unused balance of our debt repurchase authorization is $275 million.
Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements about our transformation through our integrated retail strategy, our plans to reconfigure our assets, and possible strategic transactions. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks, assumptions, and uncertainties. In addition, the statements concerning our evaluation of strategic alternatives for our interest in Sears Canada and our Sears Auto Centers business also are subject to risks and uncertainties, including our ability to enter into or complete either or both of such transactions on acceptable terms, on intended timetables or at all, the form or terms and conditions of any such transaction, and the impact of the evaluation and/or completion of any such transaction on our other businesses. There can be no assurance that any of these efforts will be successful. The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: our ability to offer merchandise and services that our customers want, including our proprietary brand products; our ability to successfully implement our integrated retail strategy to transform our business; our ability to successfully manage our inventory levels; initiatives to improve our liquidity through inventory management and other actions; competitive conditions in the retail and related services industries; worldwide economic conditions and business uncertainty, including the availability of consumer and commercial credit, changes in consumer confidence and spending, the impact of rising fuel prices, and changes in vendor relationships; vendors’ lack of willingness to provide acceptable payment terms or otherwise restricting financing to purchase inventory or services; possible limits on our access to our domestic credit facility, which is subject to a borrowing base limitation and a springing fixed charge coverage ratio covenant, capital markets and other financing sources, including additional second lien financings, with respect to which we do not have commitments from lenders; our ability to successfully achieve our plans to generate liquidity through potential transactions or otherwise; our extensive reliance on computer systems, including legacy systems, to implement our integrated retail strategy, process transactions, summarize results, maintain customer, member, associate and Company data, and otherwise manage our business, which may be subject to disruptions or security breaches; potential liabilities in connection with the separation of Lands’ End, Inc.; the impact of seasonal buying patterns, including seasonal fluctuations due to weather conditions, which are difficult to forecast with certainty; our dependence on sources outside the United States for significant amounts of our merchandise; our reliance on third parties to provide us with services in connection with the administration of certain aspects of our business and the transfer of significant internal historical knowledge to such parties; impairment charges for goodwill and intangible assets or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other associates; our ability to protect or preserve the image of our brands; the outcome of pending and/or future legal proceedings, including product liability and qui tam claims and proceedings with respect to which the parties have reached a preliminary settlement; the timing and amount of required pension plan funding; and other risks, uncertainties and factors discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.
About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Waytm, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with more than 2,350 full-line and specialty retail stores in the United States and Canada. For more information, visit www.searsholdings.com.

* * * * *

Sears Holdings Corporation
Consolidated Statements of Operations
(Unaudited)

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
millions, except per share data	May 3, 2014	May 4, 2013
REVENUES
Merchandise sales and services	$7,879	$8,452
COSTS AND EXPENSES
Cost of sales, buying and occupancy	6,051	6,296
Gross margin dollars	1,828	2,156
Gross margin rate	23.2%	25.5%
Selling and administrative	2,089	2,218
Selling and administrative expense as a percentage of total revenues	26.5%	26.2%
Depreciation and amortization	155	191
Impairment charges	5	8
Gain on sales of assets	(46)	(14)
Total costs and expenses	8,254	8,699
Operating loss	(375)	(247)
Interest expense	(71)	(61)
Interest and investment income	4	7
Other loss	(3)	—
Loss before income taxes	(445)	(301)
Income tax benefit	3	9
Net loss	(442)	(292)
Loss attributable to noncontrolling interests	40	13
NET LOSS ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS	$(402)	$(279)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO HOLDINGS' SHAREHOLDERS
Diluted loss per share	$(3.79)	$(2.63)
Diluted weighted average common shares outstanding	106.2	106.0

Sears Holdings Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

Amounts are Preliminary and Subject to Change

millions	May 3, 2014	May 4, 2013	February 1, 2014
ASSETS
Current assets
Cash and cash equivalents	$831	$471	$1,028
Restricted cash	11	10	10
Accounts receivable	562	608	553
Merchandise inventories	6,726	7,900	7,034
Prepaid expenses and other current assets	397	462	334
Total current assets	8,527	9,451	8,959
Property and equipment, net	5,190	5,910	5,394
Goodwill	269	379	379
Trade names and other intangible assets	2,312	2,871	2,850
Other assets	632	785	679
TOTAL ASSETS	$16,930	$19,396	$18,261

LIABILITIES
Current liabilities
Short-term borrowings	$1,230	$1,754	$1,332
Current portion of long-term debt and capitalized lease obligations	78	72	83
Merchandise payables	2,612	2,862	2,496
Other current liabilities	2,284	2,403	2,527
Unearned revenues	889	922	900
Other taxes	435	440	460
Short-term deferred tax liabilities	484	382	387
Total current liabilities	8,012	8,835	8,185
Long-term debt and capitalized lease obligations	2,821	1,929	2,834
Pension and postretirement benefits	1,837	2,638	1,942
Other long-term liabilities	1,998	2,107	2,008
Long-term deferred tax liabilities	800	966	1,109
Total Liabilities	15,468	16,475	16,078
EQUITY
Total Equity	1,462	2,921	2,183
TOTAL LIABILITIES AND EQUITY	$16,930	$19,396	$18,261

Total common shares outstanding	106.4	106.4	106.4

Sears Holdings Corporation
Segment Results
(Unaudited)

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 3, 2014
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$2,897	$4,285	$697	$7,879

Cost of sales, buying and occupancy	2,302	3,216	533	6,051
Gross margin dollars	595	1,069	164	1,828
Gross margin rate	20.5%	24.9%	23.5%	23.2%

Selling and administrative	691	1,172	226	2,089
Selling and administrative expense as a percentage of total revenues	23.9%	27.4%	32.4%	26.5%
Depreciation and amortization	23	114	18	155
Impairment charges	—	5	—	5
Gain (loss) on sales of assets	(21)	(26)	1	(46)
Total costs and expenses	2,995	4,481	778	8,254
Operating loss	$(98)	$(196)	$(81)	$(375)

Number of:
Kmart Stores	1,123	—	—	1,123
Full-Line Stores	—	765	113	878
Specialty Stores	—	36	326	362
Total Stores	1,123	801	439	2,363

	13 Weeks Ended May 4, 2013
millions, except store data	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Merchandise sales and services	$3,103	$4,507	$842	$8,452

Cost of sales, buying and occupancy	2,398	3,293	605	6,296
Gross margin dollars	705	1,214	237	2,156
Gross margin rate	22.7%	26.9%	28.1%	25.5%

Selling and administrative	713	1,255	250	2,218
Selling and administrative expense as a percentage of total revenues	23.0%	27.8%	29.7%	26.2%
Depreciation and amortization	33	133	25	191
Impairment charges	—	8	—	8
Gain on sales of assets	(13)	(1)	—	(14)
Total costs and expenses	3,131	4,688	880	8,699
Operating loss	$(28)	$(181)	$(38)	$(247)

Number of:
Kmart Stores	1,211	—	—	1,211
Full-Line Stores	—	798	118	916
Specialty Stores	—	53	343	396
Total Stores	1,211	851	461	2,523

Sears Holdings Corporation
Adjusted EBITDA

Amounts are Preliminary and Subject to Change
	13 Weeks Ended
	May 3, 2014				May 4, 2013
millions	Kmart	Sears Domestic	Sears Canada	Sears Holdings	Kmart	Sears Domestic	Sears Canada	Sears Holdings
Operating loss per statement of operations	$(98)	$(196)	$(81)	$(375)	$(28)	$(181)	$(38)	$(247)
Depreciation and amortization	23	114	18	155	33	133	25	191
(Gain) loss on sales of assets	(21)	(26)	1	(46)	(13)	(1)	—	(14)
Before excluded items	(96)	(108)	(62)	(266)	(8)	(49)	(13)	(70)

Closed store reserve and severance	9	—	19	28	8	3	2	13
Domestic pension expense	—	22	—	22	—	41	—	41
Impairment charges	—	5	—	5	—	8	—	8
Adjusted EBITDA	(87)	(81)	(43)	(211)	—	3	(11)	(8)

Lands' End separation	—	(10)	—	(10)	—	(18)	—	(18)
Adjusted EBITDA as defined(1)	$(87)	$(91)	$(43)	$(221)	$—	$(15)	$(11)	$(26)
% to revenues(2)	(3.0)%	(2.2)%	(6.2)%	(2.9)%	—%	(0.4)%	(1.3)%	(0.3)%

(1) Adjusted to reflect the results of the Lands' End business that were included in our results of operations prior to the separation.
(2) Excludes revenues of the Lands' End business that were included in our results of operations prior to the separation.

Sears Holdings Corporation
Adjusted Earnings per Share

Amounts are Preliminary and Subject to Change

	13 Weeks Ended May 3, 2014
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Gain on Sales of Assets	Tax Matters	Lands' End Separation	As Adjusted(1)
Gross margin impact	$1,828	$—	$7	$—	$—	$(87)	$1,748
Selling and administrative impact	2,089	(22)	(21)	—	—	(77)	1,969
Depreciation and amortization impact	155	—	—	—	—	(3)	152
Impairment charges impact	5	—	(5)	—	—	—	—
Gain on sales of assets impact	(46)	—	—	13	—	—	(33)
Operating loss impact	(375)	22	33	(13)	—	(7)	(340)
Income tax benefit impact	3	(8)	(10)	5	156	3	149
Loss attributable to noncontrolling interest impact	40	—	(7)	—	(10)	—	23
After tax and noncontrolling interest impact	(402)	14	16	(8)	146	(4)	(238)
Diluted loss per share impact	$(3.79)	$0.13	$0.15	$(0.07)	$1.37	$(0.03)	$(2.24)

	13 Weeks Ended May 4, 2013
		Adjustments
millions, except per share data	GAAP	Domestic Pension Expense	Closed Store Reserve, Store Impairments and Severance	Tax Matters	As Adjusted - Reported	Lands' End Separation	As Adjusted(1)
Gross margin impact	$2,156	$—	$8	$—	$2,164	$(132)	$2,032
Selling and administrative impact	2,218	(41)	(5)	—	2,172	(114)	2,058
Depreciation and amortization impact	191	—	(1)	—	190	(6)	184
Impairment charges impact	8	—	(8)	—	—	—	—
Operating loss impact	(247)	41	22	—	(184)	(12)	(196)
Income tax benefit impact	9	(15)	(9)	104	89	5	94
Loss attributable to noncontrolling interest impact	13	—	(1)	—	12	—	12
After tax and noncontrolling interest impact	(279)	26	12	104	(137)	(7)	(144)
Diluted loss per share impact	$(2.63)	$0.25	$0.11	$0.98	$(1.29)	$(0.07)	$(1.36)

(1) Adjusted to reflect the results of the Lands' End business that were included in our results prior to the separation.